SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                     September 26, 1997 (September 19, 1997)

                       AMERICAN RADIO SYSTEMS CORPORATION
             (Exact name of registrant as specified in its charter)

    Delaware                        0-26102                     04-3196245
(State or other                   (Commission                  (IRS Employer
 jurisdiction of                  File Number)               Identification No.)
 incorporation)




                              116 Huntington Avenue
                           Boston, Massachusetts 02116
          (Address of principal executive offices, including zip code)




                                 (617) 375-7500
              (Registrant's telephone number, including area code)






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Item 5.  Other Events

         On September 19, 1997, American Radio Systems Corporation, a Delaware corporation (the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement") by and among the Company, Westinghouse Electric Corporation, a Pennsylvania corporation ("Westinghouse"), and R Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Westinghouse ("Merger Sub"), pursuant to which (i) Merger Sub will be merged with and into the Company and holders of Common Stock of the Company will be entitled to receive $44.00 per share in cash for each of their shares of Common Stock of the Company (the "Merger") and (ii) the Company will distribute all of the capital stock of the Company's wholly owned subsidiary, American Tower, or the net proceeds from the sale thereof, to the stockholders of the Company on a pro rata basis as contemplated by the terms set forth in the Merger Agreement (the "Distribution"). The aggregate consideration to be paid by Merger Sub pursuant to the Merger will be approximately $1.6 billion in cash and the assumption of approximately $1.0 billion in debt or American preferred stock. It is expected that the Merger will be consummated in the second quarter of 1998. Shareholders of American's Class A and Class B Common Stock owning of record shares representing more than 50% of the voting power, as of September 19, 1997, voted by written consent to approve and adopt the Merger Agreement and the transactions contemplated thereby. It is one of the conditions of the Merger Agreement that the Distribution be completed before or simultaneously with the consummation of the Merger. Consummation of the Merger is subject to, among other conditions, approval of the Federal Communications Commission and the expiration or earlier termination of the Hart-Scott-Rodino waiting period. For more information, see the joint press release issued by Westinghouse, dated September 19, 1997, which is attached herewith as Exhibit 99.1.

Item 7. Financial Statements and Exhibits

        (c)   Exhibits

        Exhibit 99.1 -     Westinghouse Press Release, dated as of
                           September 19, 1997





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                                   SIGNATURES



       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     AMERICAN RADIO SYSTEMS
                                     CORPORATION
                                     (Registrant)



                                     By: \s\ Justin D. Benincasa

                                         Justin D. Benincasa
                                         Vice President and Corporate Controller


Date: September 26, 1997




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